Exhibit (d)(5)

Sub-Advisory Agreement

(Loomis, Sayles & Company, L.P.)

Sub-Advisory Agreement (this “Agreement”) entered into as of this 30th day of April, 2019, by and among Natixis Funds Trust IV, a Massachusetts business trust (the “Trust”), with respect to its series listed in Schedule A (each a “Fund” and, collectively, the “Funds”), Natixis Advisors, L.P., a Delaware limited partnership (the “Manager”), and Loomis, Sayles & Company, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Manager has entered into an Advisory Agreement dated February 28, 2017 (the “Advisory Agreement”) with the Trust, relating to the provision of portfolio management and administrative services to the Funds;

WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Manager and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Trust, the Manager and the Sub-Adviser agree as follows:

1. Sub-Advisory Services.

a. The Sub-Adviser shall, subject to the supervision of the Manager and of any administrator appointed by the Manager (the “Administrator”), manage the investment and reinvestment of such portion the assets of each Fund as the Manager or its designee may from time to time allocate to the Sub-Adviser for management (each a “Segment” and, collectively, the “Segments”). The Sub-Adviser shall have the authority on behalf of each Fund to vote and shall vote all proxies and exercise all other rights of the Funds as a security holder of companies in which the Segments from time to time invest. The Sub-Adviser shall manage each Segment in conformity with (1) the investment objective, policies and restrictions of the applicable Segment of the applicable Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, (2) any additional policies or guidelines established by the Manager or by the Trust’s trustees that have been furnished in writing to the Sub-Adviser and (3) the provisions of the Internal Revenue Code as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the

Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder. For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat each Segment as though the Segment constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Funds, other than the Segments, with the Policies, or for the compliance of the Funds, taken as a whole, with the Policies. For clarification, the Sub-Adviser is not responsible for the requirements of the Code or the 1940 Act that Natixis Advisors believes should be monitored for at the Fund level (for example, concentration, diversification and liquidity limits). Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Funds, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of each Fund may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Sub-Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for a Segment as the Manager shall determine are necessary in order for the applicable Fund to comply with the Policies.

b. The Sub-Adviser shall furnish the Manager and the Administrator monthly, quarterly and annual reports concerning portfolio transactions and performance of the Segments in such form as may be mutually agreed upon, and agrees to review the Segments and discuss the management of the Segments with the Manager and the Administrator. The Sub-Adviser shall permit all books and records with respect to the Segments to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Manager with such other information and reports as may reasonably be requested by the Manager from time to time, including without limitation all material requested by or required to be delivered to the Trustees of the Trust.

c. The Sub-Adviser shall provide to the Manager a copy of the Sub-Adviser’s Form ADV as filed with the Securities and Exchange Commission and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Funds.

2. Obligations of the Manager.

a. The Manager shall provide (or cause the Funds’ Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets of each Segment, cash requirements and cash available for investment in each Segment, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

b. The Manager has furnished the Sub-Adviser a copy of the prospectus and statement of additional information of the Funds and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Sub-Adviser with minutes of meetings of the trustees of the Trust applicable to the Funds to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports made by the Funds to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

3. Custodian. The Manager shall provide the Sub-Adviser with a copy of the Funds’ agreement with the custodian designated to hold the assets of the Funds (the “Custodian”) and any modifications thereto (the “Custody Agreement”), copies of such modifications to be provided to the Sub-Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of each Segment shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to each Fund shall be delivered directly to the Custodian.

4. Proprietary Rights. The Manager agrees and acknowledges that the Sub-Adviser is the sole owner of the name “Loomis, Sayles & Company, L.P.” and that all use of any designation consisting in whole or part of “Loomis, Sayles & Company, L.P.” under this Agreement shall inure to the benefit of the Sub-Adviser. The Manager on its own behalf and on behalf of the Funds agrees not to use any such designation in any advertisement or sales literature or other materials promoting the Funds, except with the prior written consent of the Sub-Adviser. Without the prior written consent of the Sub-Adviser, the Manager shall not, and the Manager shall use its best efforts to cause the Funds not to, make representations regarding the Sub-Adviser in any disclosure document, advertisement or sales literature or other materials relating to any Fund. Upon termination of this Agreement for any reason with respect to any Fund, the Manager shall cease, and the Manager shall use its best efforts to cause the applicable Fund to cease, all use of any such designation as soon as reasonably practicable.

5. Expenses. Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any organizational, operational or business expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Funds, and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision of any law shall be the sole responsibility of the Manager. The Manager and the Sub-Adviser shall not be considered as partners or participants in a joint venture. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement. Neither the Sub-Adviser nor any affiliated person thereof shall be entitled to any compensation from the Manager or the Trust with respect to service by any affiliated person of the Sub-Adviser as an officer or trustee of the Trust (other than the compensation to the Sub-Adviser payable by the Manager pursuant to Section 7 hereof).

6. Purchase and Sale of Assets. Absent instructions from the Manager to the contrary, the Sub-Adviser shall place all orders for the purchase and sale of securities for each Segment with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rule 17e-1 under the 1940 Act in all respects. To the extent consistent with applicable law, purchase or sell orders for the Segments may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. The Sub-Adviser shall use its best efforts to obtain execution of transactions for the Segments at prices which are advantageous to the Funds and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Funds and/or other accounts serviced by the Sub-Adviser. To the extent consistent with applicable law, the Sub-Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Funds or to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Adviser in managing the Segments.

To the extent permitted by applicable law, and in all instances subject to the foregoing policy of best execution, the Sub-Adviser may allocate brokerage transactions to broker-dealers (including affiliates of Natixis Distribution, L.P.) that have entered into arrangements in which the broker-dealer allocates a portion of the commissions paid by a fund toward the reduction of that fund’s expenses, subject to the policy of best execution.

The Manager agrees that, subject to its fiduciary duties to the Funds arising from its position as Manager of the Funds, the Manager shall not dictate brokerage allocation or selection decisions or investment decisions to or for the Funds, either directly or pursuant to directions given to the Sub-Adviser by the Manager; provided, however, that nothing in this paragraph shall prohibit officers of the Trust (who may also be officers or employees of the Manager) from exercising authority conferred upon them as officers of the Trust by the Board of Trustees of the Trust.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, with respect to each Segment of each Fund, the Sub-Adviser shall be paid at the annual rate not to exceed 0.70% of the average daily net assets of such Segment of the Fund (or such lesser amount as the Sub-Adviser may from time to time agree to receive). The compensation schedule for the current Segments of the Funds is set forth in Schedule B. Additional Segments of the Funds may be added in the future. Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Funds pursuant to the Advisory Agreement.

8. Non-Exclusivity. The Manager and the Trust on behalf of the Funds agree that the services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement. The Manager and the Trust recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Funds. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Funds or the Manager.

9. Liability. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Sub-Adviser nor any of its officers, directors, partners, employees or agents (the “Indemnified Parties”) shall be subject to any liability to the Manager, the Trust, any Fund or any shareholder of a Fund for any error of judgment, any mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties hereunder. The Manager shall hold harmless and indemnify the Sub-Adviser for any loss, liability, cost, damage or expense (including reasonable attorneys’ fees and costs) arising from any claim or demand by any past or present shareholder of any Fund that is not based upon the obligations of the Sub-Adviser with respect to any Segment under this Agreement.

Without limiting the foregoing, it is expressly understood and agreed that the Manager and each Fund shall hold harmless and indemnify the Indemnified Parties for any loss arising out of any act or omission of any other sub-adviser to the Fund, or for any loss arising out of the failure of the Fund to comply with the Policies, except for losses arising out of the Sub-Adviser’s failure to comply with the Policies with respect to a Segment.

The Manager acknowledges and agrees that the Sub-Adviser makes no representation or warranty, expressed or implied, that any level of performance or investment results will be achieved by any Fund or any Segment or that any Fund or any Segment will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

a. unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or with respect to any Fund by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

b. this Agreement may at any time be terminated with respect to any Fund on sixty days’ written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund;

c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

d. this Agreement may be terminated with respect to any Fund by the Sub-Adviser on ninety days’ written notice to the Manager and the Trust, or by the Manager on ninety days’ written notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time with respect to any Fund by mutual consent of the Manager and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the applicable Fund and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Certain Definitions. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

13. General.

a. The Sub-Adviser may perform its services through any employee, officer or agent of the Sub-Adviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectuses of each Fund shall perform the day-to-day portfolio management duties described therein until the Sub-Adviser notifies the Manager that one or more other employees, officers or agents of the Sub-Adviser, identified in such notice, shall assume such duties as of a specific date.

b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, with respect to any Fund, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

c. In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

d. No shareholder or any person other than the Trust, the Manager and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Trust (including without limitation any shareholder in the Series) any direct, indirect, derivative or other rights against the Manager or Sub-Adviser, or (ii) create or give rise to any duty or obligation on the part of the Manager or Sub-Adviser (including without limitation any fiduciary duty) to any shareholder or person other than the Trust, all of which rights, benefits, duties and obligations are hereby expressly excluded.

e. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

f. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

NATIXIS ADVISORS, L.P.
By Natixis Distribution, L.P., its general partner

By:	/s/ Beatriz Pina Smith
Name:	Beatriz Pina Smith
Title:	Executive Vice President and Chief Financial Officer

LOOMIS, SAYLES & COMPANY, L.P.
By Loomis, Sayles & Company, Inc., its general partner

By:	/s/ Lori A. Sanderson
Name:	Lori A. Sanderson
Title:	Vice President, Manager of Client Intake

NATIXIS FUNDS TRUST IV

on behalf of its Natixis Sustainable Future 2015 FundSM, Natixis Sustainable Future 2020 FundSM Natixis Sustainable Future 2025 FundSM, Natixis Sustainable Future 2030 FundSM, Natixis Sustainable Future 2035 FundSM, Natixis Sustainable Future 2040 FundSM, Natixis Sustainable Future 2045 FundSM, Natixis Sustainable Future 2050 FundSM, Natixis Sustainable Future 2055 FundSM and Natixis Sustainable Future 2060 FundSM series

By:	/s/ David Giunta
Name:	David Giunta
Title:	President

NOTICE

A copy of the Agreement and Declaration of Trust establishing Natixis Funds Trust IV (the “Trust”) is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust’s series set forth in Schedule A (the “Funds”) on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.

Schedule A

(list of Funds)

Natixis Sustainable Future 2015 FundSM

Natixis Sustainable Future 2020 FundSM

Natixis Sustainable Future 2025 FundSM

Natixis Sustainable Future 2030 FundSM

Natixis Sustainable Future 2035 FundSM

Natixis Sustainable Future 2040 FundSM

Natixis Sustainable Future 2045 FundSM

Natixis Sustainable Future 2050 FundSM

Natixis Sustainable Future 2055 FundSM

Natixis Sustainable Future 2060 FundSM

Schedule B

(sub-advisory fees of the Segments)

Loomis Sayles All Cap Growth Segment

0.35% of the average daily net assets of the Segment

Loomis Sayles Core Fixed Income Segment

0.20% of the average daily net assets of the Segment

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